EXHIBIT 99.1


                        PRESS RELEASE DATED MAY 9, 2003





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GALAXY ENERGY WILL ACQUIRE PANNONIAN INTERNATIONAL SHARES


DENVER, COLO. - MAY 9, 2003 - GALAXY ENERGY CORPORATION (OTC BB: GAXI) and Pannonian International Ltd. have entered into a definitive agreement under which Galaxy will issue two million of its shares to the shareholders of Pannonian in exchange for all of the outstanding shares of Pannonian.


Pannonian is a private Colorado corporation with significant international natural gas and coalbed methane (CBM) interests in Europe. The transaction is subject to the approval of both boards of directors and is expected to close by the end of May, after which Pannonian will remain an operating subsidiary of Galaxy Energy.

Galaxy will initially focus on the development of Pannonian's 21,000 acres in the Jiu Valley, Romania, where it has a 30-year concession agreement on lands underlain by shallow coal beds. The area that Galaxy has targeted for development contains up to 18 coal seams at depths of 985 feet to 3,280 feet below the surface and hopes to drill test wells within the next 6 months. Pannonian has applied for a concession on an additional 120,000 acres in Romania.


"We are very pleased to move ahead with our agreement to acquire Pannonian, and we are anxious to begin developing Pannonian's European CBM prospects," said Marc E. Bruner, Galaxy Energy Corporation's chairman and chief executive officer. "Our research shows that the Romania concession area should be a significant contributor to Galaxy's cash flow."

Pannonian's president, Thomas Fails, said, "We are very excited about becoming part of Galaxy and beginning to develop our European concessions." Fails, a former senior geologist for Shell Oil Company and other international oil and gas companies, will continue to serve as president of Pannonian International.

Galaxy Energy Corporation is in the business of oil and gas exploration and production and is currently acquiring and developing coalbed methane (CBM) and other unconventional and conventional natural gas properties in Wyoming, Texas, and other areas that offer attractive exploitation opportunities for natural gas.


This press release consists of forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to the company's filings with the United States Securities and Exchange Commission.


Additional information about Galaxy Energy Corporation may be found at HTTP://WWW.GALAXYENERGY.COM. For additional information about the Department of Interior report referenced in this news release, please read the Department of Interior news release at HTTP://WWW.BLM.GOV/NHP/SPOTLIGHT/EPCA/NEWS_RELEASE.HTM.